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                                                                  EXHIBIT 21.1


                   SUBSIDIARIES OF JACKPOT ENTERPRISES, INC.

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                                                                STATE OF
       COMPANY                          %OWNED                INCORPORATION
1.  Cardivan Company                     100%                     Nevada

2.  Corral Coin, Inc.                    100%                     Nevada

3.  Corral Country Coin, Inc.            100%                     Nevada

4.  Corral United, Inc.                  100%                     Nevada

5.  Jackpot Gaming, Inc.                 100%                     Nevada

6.  Jackpot Owl, Inc.                    100%                     Nevada

7.  Jackpot's Highway 93 Casino, Inc.    100%                     Nevada

8.  JEI Merger Corp.                     100%                     Nevada

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